Exhibit 99.1

Contacts:

Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
Alliance Data
214.494.3811
Shelley.whiddon@alliancedata.com

Alliance Data’s Canadian Loyalty Business Announces Multi-Year Agreement with the Nova Scotia Liquor Corporation (NSLC)

Agreement with the NSLC Expands Retail Beverage Alcohol Category for Alliance Data’s
AIR MILES® Reward Program into Fifth Canadian Province

DALLAS, Texas (Nov.1, 2011) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that its Canadian coalition loyalty business has signed a multi-year agreement with the NSLC to participate as a sponsor in the AIR MILES® Reward Program. The NSLC is a provincial crown corporation in Nova Scotia and is responsible for the receipt, distribution and sale of beverage alcohol in the province.

With 106 retail stores, 54 agency stores and 4 private wine and specialty stores, the NSLC generated $581.6 million (CDN) in net sales in fiscal 2010/11. The fifth-largest business in Nova Scotia and the ninth-largest business in revenue in Atlantic Canada, the NSLC returns more than $200 million in profit annually to its shareholder, the Province of Nova Scotia.

Under terms of the agreement, the NSLC will begin to issue AIR MILES reward miles to its customers in its 106 retail stores beginning February 20, 2012.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles.  AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada.  AIR MILES reward miles can be redeemed for more than 1,000 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

“The AIR MILES Reward Program is the largest coalition program in Canada with more than 87 percent of Nova Scotia households actively participating,” said Bret Mitchell, president and chief executive officer of the NSLC. “Utilizing AIR MILES’ data, the NSLC will be able to provide our customers with improved service and personalized offers.”

“A significant new sponsor in Atlantic Canada, we anticipate growth in both reward miles issuance and coalition cross-promotions,” said Bryan Pearson, president of LoyaltyOne. “We believe the AIR MILES value proposition and insights derived from data will support NSLC’s goal to understand its customer base.”

About Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation, the largest single banner retail business in Nova Scotia, generates more than half a billion dollars of revenue a year, returning more than $200 million profit annually to the province. It employs more than 1,500 Nova Scotians, offering over 7,000 products from around the globe through 159 retail outlets, and 2,100 licensees. The NSLC is driven to be a sustainable and community focused organization helping to make Nova Scotia an even better place to live.

About LoyaltyOne™

LoyaltyOne is a global provider of loyalty strategy and programs, customer analytics and relationship marketing services. Its roster of clients includes leading businesses and brands in multiple sectors such as retail, banking, manufacturing, government, natural resources and utilities. LoyaltyOne businesses include Canada's AIR MILES Reward Program - North America's premier coalition loyalty program, COLLOQUY, Precima, LoyaltyOne Consulting and Direct Antidote. LoyaltyOne's industry-leading associates, practical experience and proven capabilities set the benchmark of thought leadership in the loyalty marketplace. Toronto-based LoyaltyOne is an Alliance Data company. For more information, visit www.loyalty.com.

About Alliance Data

Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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